NPC International, Inc.
7300 West 129th Street
Overland Park, Kansas 66213

October 20, 2015

John Hedrick
c/o NPC International, Inc.
7300 West 129th Street
Overland Park, Kansas 66213

Re:     Amendment to Employment Agreement

Dear John:

Reference is made to that certain Employment Agreement, dated as of October 20, 2015 (the “Employment Agreement”), by and between you and NPC International Holdings, Inc. (the “Company”). This letter agreement (this “Letter Agreement”) reflects discussions between you and the Company regarding certain proposed amendments to the Employment Agreement in connection with your promotion effective September 30, 2015 (the “Effective Date”) to Chief Operating Officer of the Company. Accordingly, you and the Company agree that the Employment Agreement is hereby amended as follows, effective from and after the Effective Date:

Section 1.Section 3.1 is amended to replace “Senior Vice President, Operations” with “Chief Operating Officer”.
1.Section 4.1 is amended to replace “Three Hundred Seventy-five Thousand Dollars ($375,000)” (such amount, your “Original Base Salary”) with “Four Hundred Thirty Thousand Dollars ($430,000)”. Such increase shall be effective as of the Effective Date.
2.    The second sentence of Section 4.2(a) is amended to replace the words “The target bonus amount will be equal to 65%” with the words “The annual target bonus amount for fiscal year 2015 will be equal to 65% of $393,750, and the annual target bonus amount for fiscal year 2016 and each fiscal year thereafter will be equal to 75% of the Base Salary”.
Except as expressly amended hereby, the Employment Agreement remains in full force and effect in accordance with its terms. From and after the Effective Date, each reference to the Employment Agreement shall mean and be a reference to the Employment Agreement as amended hereby. This Letter Agreement embodies the entire agreement and understanding among the parties hereto and supersedes all prior or contemporaneous agreements and understandings of such parties, verbal or written, relating to the subject matter hereof. The Company shall be entitled to withhold all applicable federal, state or local taxes on any amount paid or payable under this Letter Agreement. The validity, interpretation, construction, performance and enforcement of this Letter Agreement shall be governed by the internal laws of the State of Kansas. This Letter Agreement may be executed in separate counterparts (including by means of facsimile or electronic transmission in portable document format (pdf)), each of which is deemed to be an original and all of which taken together constitute one and the same agreement. It shall not be necessary for each party to sign each counterpart so long as each party has signed at least one counterpart.

*    *    *    *

Please acknowledge your acceptance of and agreement to the foregoing by signing in the space provided below.
Very truly yours,

NPC INTERNATIONAL, INC.

By:    _____________________________
Name:
Title:

Accepted and agreed as of the Effective Date:

_____________________________
JOHN HEDRICK

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